UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED

PURSUANT TO SECTION 8(a) OF

THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Fidelity Multi-Strategy Credit Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

245 Summer Street

Boston, Massachusetts 02210

Telephone Number: 617-563-7000

Name and Address of Agent for Service of Process:

Cynthia Lo Bessette

245 Summer Street

Boston, Massachusetts 02210

With Copies to:

Richard Horowitz, Esq.

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:    YES  ☒    NO  ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts, on the 11th day of October, 2022.

Fidelity Multi-Strategy Credit Fund

By:	/s/ Cynthia Lo Bessette
Cynthia Lo Bessette
Trustee

Attest:

/s/ Elvia McCormack
Name: Elvia McCormack
Witness